EXHIBIT 4.5

DESCRIPTION OF CAPITAL STOCK OF CARETRUST REIT, INC.

References to “we,” “us” and “our” in this section refer to CareTrust REIT, Inc.

The following description summarizes the material provisions of the common stock and preferred stock we may offer, as well as certain provisions of Maryland law and of our charter and bylaws. These descriptions are subject to, and qualified in their entirety by, our charter and our bylaws and applicable provisions of the Maryland General Corporation Law the (“MGCL”). You are encouraged to read the full text of our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”). Any series of preferred stock we issue will be governed by our charter and by the articles supplementary related to that series.

General

Our authorized stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of February 19, 2020, 95,468,760 shares of our common stock were issued and outstanding and no shares of our preferred stock were outstanding. All the outstanding shares of our common stock are fully paid and nonassessable.

Common Stock

All shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our charter that will restrict transfer and ownership of stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock are also entitled to share ratably in our net assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any preferential rights upon liquidation, dissolution, or winding up of any class or series of our stock then outstanding.

Subject to the rights of any other class or series of our stock and the provisions of our charter that restrict transfer and ownership of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Under our charter, there is no cumulative voting in the election of directors.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that restrict transfer and ownership of stock, all shares of our common stock have equal dividend, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

Power to Reclassify Our Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of our common stock. Prior to the issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of CareTrust REIT Stock

In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first taxable year as a REIT) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans and private foundations) during the last half of a taxable year (other than our first taxable year as a REIT). In addition, rent from related party tenants (generally, a tenant of a REIT owned, beneficially or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

Our charter contains restrictions on the transfer and ownership of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or more than 9.8% in value of the outstanding shares of all classes or series of our stock. These limits are collectively referred to herein as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or less than 9.8% of our outstanding capital stock, or the acquisition of an interest in an entity that beneficially or constructively owns our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Upon receipt of certain representations and agreements and in its sole and absolute discretion, our board of directors will be able to, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors will be able to, but is not required to, require an Internal Revenue Service (“IRS”) ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT.

Our board of directors will also be able to, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limits until the person or entity’s ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock will be in violation of the decreased ownership limits.

Our charter also prohibits:

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any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•
any person from beneficially owning or constructively owning shares of our stock to the extent such ownership would result in us failing to qualify as a “domestically controlled qualified investment entity,” within the meaning of Section 897(h) of the Code;

•
any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, 9.9% or more of the ownership interests in a tenant (other than a “taxable REIT subsidiary” of ours (as such term is defined in Section 856(l) of the Code)) of our real property within the meaning of Section 856(d)(2)(B) of the Code; and

•
any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, will be required to give immediate written notice and, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice, to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares of our stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of our stock, then the transfer of the shares will be null and void and the proposed transferee will acquire no rights in such shares.

Shares of our stock held in trust will continue to be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, and will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer, provided that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of our stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (2) the market price of such stock on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the proposed transferee by the amount of any dividend or other distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust, as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee, and any distributions held by the trustee with respect to such shares shall be paid to the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of our stock. After selling the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary, together with any distributions thereon. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (a) such shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee was entitled to receive pursuant to this paragraph, such excess shall be paid to the trustee upon demand. The proposed transferee will have no rights in the shares held by the trustee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s beneficial and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then prevailing price.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter is required to approve all charter amendments or extraordinary actions. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our bylaws may be adopted, altered or repealed, in whole or in part, or new bylaws may be adopted by (i) our board of directors or (ii) our stockholders with the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors.

Election and Removal of Directors; Vacancies on Our Board of Directors

Our bylaws require, in uncontested elections, that each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” the nominee in order for that nominee to be elected. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, such incumbent director shall promptly tender his or her resignation for consideration by the nominating and corporate governance committee. The nominating and corporate governance committee will then promptly consider any such tendered resignation and will make a recommendation to the board of directors as to whether such tendered resignation should be accepted, rejected, or whether other action should be taken. The board of directors, within 90 days after the date on which certification of the stockholder vote on the election of directors is made, will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement. The nominating and corporate governance committee and the board of directors may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. A plurality voting standard will continue to apply in the event of a contested election.

In addition, our charter provides that, subject to the rights of holders of any class or series of preferred stock separately entitled to elect one or more directors, a director (or the entire board of directors) may be removed only with “cause” (as defined in our charter), by the affirmative vote of two-thirds of the combined voting power of all classes of stock entitled to vote in the election of directors, voting as a single class. We have elected to be subject to certain provisions of the MGCL, as a result of which our board of directors has the exclusive power to fill vacancies on the board of directors.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has not opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements apply to business combinations between us and any interested stockholder of ours.

We are subject to the business combination provisions described above. However, our board of directors may elect to opt out of the business combination provisions by resolution at any time in the future.

Control Share Acquisitions

Maryland law provides that issued and outstanding shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers, or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	more than 50%.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholder meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that exempts from the MGCL’s control share acquisition statute any and all acquisitions by any person of shares of our stock. However, there can be no assurance that this provision will not be amended or eliminated, in whole or in part, at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

•	a majority requirement for the calling of a special meeting of stockholders.

We amended our charter to reflect that we have elected to be subject to the provisions of Subtitle 8 that vests in our board of directors the exclusive power to fix the number of directors and requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directors in which the vacancy occurred. Through provisions in our bylaws unrelated to Subtitle 8, we require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than twenty-five percent (25%) of the votes entitled to be cast at such meeting to call a special meeting of stockholders.

In addition, our board of directors and stockholders approved amendments to our charter to declassify the board of directors and phase in the annual election of directors beginning at the 2018 annual meeting of stockholders. Accordingly, beginning with our 2020 annual meeting of stockholders, all directors are elected annually for a one-year term and will hold office until their respective successors are duly elected and qualified or until their earlier resignation or removal.

Special Meetings of the Stockholders

Our bylaws provide that our chairman, chief executive officer, president or board of directors has the power to call a special meeting of stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by the secretary upon the written request of stockholders entitled to cast not less than twenty-five percent (25%) of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. The secretary is required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including its proxy materials), and the requesting stockholder is required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nomination and New Business

Our bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may generally be made only (1) pursuant to our notice of the meeting (or any supplement thereto), (2) by or at the direction of the board of directors or (3) by a stockholder who (i) was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, (ii) is entitled to vote at the meeting in the election of directors or on any such other proposed business and (iii) has complied with the advance notice procedures of our bylaws. The stockholder must provide notice to our secretary not earlier than the 150th day and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or (2) if the special meeting has been called for the purpose of electing directors, by any stockholder who (i) was a stockholder of record both at the time of giving of notice by the stockholders and at the time of the meeting, (ii) is entitled to vote at the meeting in the election of each individual so nominated, and (iii) has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to our secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding such nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternate forum, the Circuit Court for Baltimore City, Maryland (the “Court”) shall be the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, and any record or beneficial stockholder of CareTrust REIT who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business & Technology Case Management Program. This exclusive forum provision is intended to apply to claims arising under the MGCL and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in our bylaws will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Effect of Certain Provisions of Our Charter and Bylaws and of Maryland Law

The restrictions on transfer and ownership of our stock contained in our charter prohibit any person from acquiring more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or more than 9.8% in value of the outstanding shares of all classes or series of our stock, without the prior consent of our board of directors. In addition, the MGCL’s business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because our board of directors is able to approve exceptions to the ownership limits and exempt transactions from the MGCL’s business combination statute, the ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to classify and reclassify unissued common stock or preferred stock, and authorize the issuance of classified or reclassified shares, could also have the effect of delaying, deferring or preventing a change in control or other transaction.

In addition, our charter and bylaws do not provide for cumulative voting. Our bylaws require, in uncontested elections, that each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” the nominee in order for that nominee to be elected. A plurality voting standard will continue to apply in the event of a contested election. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, such incumbent director shall promptly tender his or her resignation for consideration by the nominating and corporate governance committee. See above under “Election and Removal of Directors; Vacancies on Our Board of Directors” for additional information on the consideration of such resignation by the nominating and corporate governance committee and the board of directors.

The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the election and removal of directors and the filling of vacancies, the supermajority vote that is required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders are required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for shares of our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

Indemnification of Directors and Executive Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our bylaws require, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable costs, fees and expenses (including attorney’s costs, fees and expenses) in advance of the final disposition of a proceeding of (i) any present or former director or officer and (ii) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, in each case, who was or is made or threatened to be made a party to any pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative proceeding may incur by reason of his or her service in any of the foregoing capacities.

In addition, our bylaws permit us, with the approval of our board of directors, to provide such indemnification and payment or reimbursement of expenses in advance to any individual who served a predecessor of ours in any of the capacities described in the paragraph above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CTRE.”